Lowell Junkins Named Acting President and
Chief Executive Officer of Farmer Mac
Board to launch immediate search for new leader
WASHINGTON, December 7, 2017 — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) has unanimously appointed Lowell L. Junkins to the position of acting president and chief executive officer. Mr. Junkins, who will continue serving as board chairman, has been a member of the board since 1996. He became chairman in late 2010.
This appointment follows the board’s decision to terminate former President and Chief Executive Officer Timothy L. Buzby. The board terminated Mr. Buzby solely on the basis of violations of company policies unrelated to the company’s financial and business performance.
The Board will launch an immediate and thorough search for a new president and chief executive officer and will consider both internal and external candidates.
“My job, as acting CEO, is to make sure nothing gets in the way of this organization’s stellar leadership team and staff and the excellent work they do every single day,” Junkins said. “As our third quarter results demonstrate, we have been performing extraordinarily well and look forward to that continuing without a hitch.”
Junkins, 73, is an Iowa businessman who operates both Hillcrest Farms in Montrose, Iowa and an Iowa-based public affairs consulting firm. He previously served as vice chairman of the Farmer Mac board and was named acting chairman of the board in September 2008. He became chairman on September 30, 2010.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s premier secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than a quarter-century, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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